EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND Tender/Repurchase Request Form

IF YOU DO NOT WANT TO SELL YOUR SHARES OF BENEFICIAL INTEREST AT THIS TIME,
PLEASE DISREGARD THIS NOTICE.

July 30, 2026

Dear Keystone Private Income Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Keystone Private Income Fund (the “Fund”). If you are not interested in having the Fund repurchase some or all of your Shares of beneficial interest (including fractions thereof) (“Shares”) valued as of September 30, 2026, please disregard this notice and take no action.

The tender offer period will begin on July 30, 2026 and will end at 11:59 p.m., Eastern Time, on August 31, 2026, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or some of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Tender/Repurchase Request Form so that it is received by Keystone National Group, LLC no later than 11:59 p.m., Eastern Time, on August 31, 2026.

If you would like to tender your Shares, you should complete, sign and either (i) email a properly completed Tender/Repurchase Request Form to Keystone Private Income Fund at info@keystonenational.com; or (ii) mail or otherwise deliver a properly completed Tender/Repurchase Request Form to Keystone Private Income Fund, c/o Keystone National Group, LLC, 60 E. South Temple, Suite 2100, Salt Lake City, Utah 84111, so that it is received before 11:59 p.m., Eastern Time, on August 31, 2026.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator, Ultimus Fund Solutions, at (888) 332-3320.

Sincerely,

Keystone Private Income Fund